EXHIBIT 3


                                 BYLAWS
                                   OF
                     UNION OIL COMPANY OF CALIFORNIA



                                ARTICLE I
                               FISCAL YEAR

     Section 1. The fiscal year of Union Oil Company of California (hereinafter called the "Company") shall end on the thirty-first day of December of each year.

                               ARTICLE II
                                 OFFICES

     Section 1. Principal Office. The principal office for the transaction of business of the Company is hereby fixed and located at Unocal Center in the City of Los Angeles, County of Los Angeles, State of California. The Board of Directors (hereinafter sometimes called the "Board") is hereby granted full power and authority to change said principal office from one location to another in said county.

                               ARTICLE III
                              SHAREHOLDERS

     Section 1. Annual Meetings. The annual meetings of the shareholders shall be held at l0:00 o'clock A.M. on the last Monday in April of each year if not a legal holiday, and if a legal holiday at the same time on the following business day for the purpose of electing directors, consideration of reports of the affairs of the Company, and for the transaction of any other business which is within the powers of the shareholders.

     Section 2. Special Meetings. Special meetings of the shareholders for any purpose whatsoever may be called at any time by the Chairman of the Board, the President, the Board, or by one or more shareholders holding not less than ten percent of the voting power of the Company upon request in writing to the President, a Vice President or the Secretary. The business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of such meetings.

     Section 3. Notice of Meetings. Written notice of each annual or special meeting of shareholders shall be given to each shareholder entitled to vote thereat not less than ten nor more than sixty days before the meeting.

     Section 4. Place of Meetings. All meetings of shareholders, whether annual or special, shall be held at the principal office of the Company or at such other place, within or without the State of California, as the Board may from time to time designate pursuant to authority hereinafter granted it. In the absence of any such designation, shareholders' meetings shall be held at the principal office of the Company.

     Section 5. Voting Rights. Shareholders entitled to vote at shareholder meetings shall be entitled to one vote for each full share. A fraction of a share or a fractional interest in a share shall not be entitled to any voting rights whatsoever.

     Section 6. Conduct of Meetings. All shareholders' meetings shall be conducted in accordance with ordinary parliamentary usage and common practice. The decisions of the officer presiding at such meetings shall govern in all matters relating to the conduct of the meeting.

     Section 7. Voting. Directors shall be elected in accordance with the provisions of the California Corporations Code by holders of shares entitled to vote in the election; provided, however, a nomination shall

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                                    2

be accepted, and votes cast for a nominee shall be counted by the inspectors of election, only if the Secretary of the Company has received at least twenty-four hours prior to the meeting a statement over the signature of the nominee that such person consents to being a nominee and, if elected, intends to serve as a director.

     Section 8. Action Without a Meeting. Any action which may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

                               ARTICLE IV
                           BOARD OF DIRECTORS

     Section 1. Powers. Subject to the limitations of the Restated Articles of Incorporation of the Company and of the California General Corporation Law as to action which shall be authorized or approved by the shareholders, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be controlled by, the Board of Directors.

     Section 2. Number. The exact number of directors of the Company, within the limits specified in Article Fourth of the Company's Restated Articles of Incorporation, shall be twelve until changed in the manner provided by law.

     Section 3. Annual Meetings. Immediately following each annual meeting of shareholders, the Board shall hold its regular annual meeting for the purpose of organization, election of officers and the transaction of any other business.

     Section 4. Regular Monthly Meetings. Regular monthly meetings of the Board shall be held at 9:00 o'clock A.M. on the last Monday of each month if not a legal holiday, and if a legal holiday, at the same time on the next following business day unless otherwise fixed by a resolution of the Board.
     Section 5. Special Meetings. Special meetings of the Board for any purpose or purposes whatsoever may be called by the Chairman of the Board or the President or in the absence or inability of any of either of these officers, by any Vice President, or by at least two of the directors at the time in office.

     Section 6. Notice of Meetings. Notice of regular annual meetings and of regular monthly meetings of the Board is hereby dispensed with. Notice of special meetings must be given at least four days in advance if given by mail, or at least forty-eight hours in advance if delivered personally or given by telephone or telegram.

     Section 7. Place of Meetings. All meetings of the Board, whether regular annual, regular monthly or special meetings, shall be held at any place within or without the State of California which has been designated from time to time by resolution of the Board or in the notice of the meeting. In the absence of such designation all directors' meetings shall be held at the principal office of the Company.

     Section 8. Quorum. A majority of the exact number of directors specified in Section 2 of ARTICLE IV of the Bylaws shall constitute a quorum of the Board of Directors for the transaction of business; provided, however, that vacancies on the Board may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, each such director to hold office until a successor is elected at an annual or special meeting of the shareholders.

      Section 9. Compensation of Directors. Directors and members of committees appointed by the Board shall receive such compensation, if any, for their services, and such reimbursement for their expenses as may be fixed or determined by resolution of the Board. The Board may, however, in any such resolution provide that directors who are also employees of the Company or any of its subsidiaries shall not receive additional compensation for services as a director or member of a committee appointed by the Board.

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      Section 10.  Indemnification of Directors, Officers, Employees and
 Other Agents. The Company shall, to the maximum extent permitted by the General Corporation Law of California, indemnify each of its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was a director or officer of the Company and shall advance to such director or officer expenses incurred in defending any such proceeding to the maximum extent permitted by such law. For purposes of this section, a "director" or "officer" of the Company includes any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, or other enterprise, or was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Board of Directors may in its discretion provide by resolution for such indemnification of, or advance of expenses to, other employees or agents of the Company, and likewise may refuse to provide for such indemnification or advance of expenses except to the extent such indemnification is mandatory under the California General Corporation Law.

      Section 11. Authority to Designate Place of Shareholders' Meetings. The Board is hereby granted full power and authority to designate from time to time any place within or without the State of California for the holding of any shareholders' meeting, whether annual or special.

      Section 12. Committees. The Board may, by resolution, appoint one or more committees, in addition to the Executive Committee, to consist of two or more of the directors of the Company, and prescribe their duties and powers. A majority of the members of any such committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

      Section 13. Action by Written Consent. Any action required or permitted to be taken by the Board under any provision of Division I of Title I of the Corporations Code of the State of California may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

      Section l4. Conference Calls. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.

                                ARTICLE V
                           EXECUTIVE COMMITTEE

      Section 1. Number and Composition. The Board of Directors shall appoint from its membership, annually, an Executive Committee of four or more directors who are employee officers of the Company. Included on the Executive Committee shall be the chief executive officer of the Company. Each member of the Executive Committee shall hold membership at the pleasure of the Board, which shall have the exclusive power to fill vacancies thereon as they may occur. The Chairman of the Executive Committee shall be the chief executive officer of the Company.

      Section 2. Powers. The Executive Committee, during the intervals between meetings of the Board, shall have and there is hereby granted to it all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends, to adopt, amend or repeal Bylaws, and to fix the compensation of, or to fill vacancies on the Board or on any committee, to approve any action for which shareholder approval is also required by the California General Corporation Law, to amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable, or to appoint other committees of the Board or the members thereof.

      Section 3. Procedure. The Executive Committee, by vote of a majority of its members, shall fix its own times and places of meetings, shall determine the number of its members constituting a quorum of for the transaction of business, and shall prescribe its own rules of procedure; no change in which shall be made save by a majority vote of its members.


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      Section 4.  Records and Reports.  The Executive Committee shall keep regular minutes of all business transacted at its meetings, and all action of the Executive Committee shall be reported to the Board at its next ensuing meeting. Such action shall be subject to review by the Board, provided that no rights of third parties shall be affected by such review.

      Section 5. Compensation. Members of the Executive Committee may receive such compensation, if any, for their services, and such reimbursement for their expenses, as may be fixed or determined by the Board.

                               ARTICLE VI
                                OFFICERS

      Section 1. Officers. The officers of the Company shall be a Chief Executive Officer (who shall be the President, unless such an officer be elected), a President, a Vice President, a Secretary, a Chief Financial Officer (who shall be the Treasurer unless such an officer be elected), a Comptroller, a Treasurer, a Chief Compliance Officer and a Chief Legal Officer. The Company may also have, at the discretion of the Board, a Chairman of the Board of Directors, a Chief Operating Officer, one or more additional Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and one or more Assistant Comptrollers, and the Board may appoint such other officers as it may deem necessary or advisable, who shall have such authority and perform such duties as from time to time may be prescribed by the Board, Chairman of the Board, or the President. Any two or more offices may be held by the same person.

      Section 2. Election and Removal. The officers of the Company shall be chosen annually by the Board at its regular annual meeting and each shall hold office until the corresponding regular annual meeting of the Board in the next year and until a successor shall be elected and qualified unless such officer shall theretofore resign or shall be removed or otherwise disqualified to serve. The Board may remove any officer either with or without cause or under such other terms or conditions as it may prescribe. Vacancies may be filled by the Board as they may occur.

      Section 3.  Powers and Duties.

      (a) Chairman of the Board. The Chairman of the Board, if such an officer be elected, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors or prescribed by the Bylaws.

      (b) President. The President, unless the Chairman of the Board is so designated, shall be the chief executive officer of the Company. As chief executive officer, the President shall preside at all meetings of shareholders and shall be the Chairman of the Executive Committee. Subject to the control of the Board of Directors, the President shall have general supervision, direction and control of the business and affairs of the Company and its officers. The President shall be a member of the Executive Committee and ex officio member of all other committees, and in general shall perform all duties incident to the office of President, and shall have such powers and duties as may from time to time be assigned by the Board of Directors or prescribed by the Bylaws.

      (c) Vice Presidents, Chief Operating Officer, and Chief Financial Officer. Each Vice President, respectively, the Chief Operating Officer, and the Chief Financial Officer shall have such authority and shall perform such duties as shall from time to time be assigned by the Board, the Chairman of the Board, the President, or the Bylaws.

      (d) Secretary. The Secretary shall keep, or cause to be kept, a book of minutes, at the principal office and/or such other place or places as the Board may order, of all meetings of directors and shareholders, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at shareholders' meetings, and the proceedings thereof.

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      The Secretary shall keep, or cause to be kept, at the principal office or at the office or offices of the Company's transfer agent or agents, a share register, or a duplicate share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

      The Secretary shall give or cause to be given notice of all the meetings of the shareholders and of the Board of Directors required by the Bylaws or by law. The Secretary shall have charge and be custodian of the seal of the Company and of all books, papers, contracts, leases, deeds, securities and other documents or instruments of whatsoever kind which belong to or are in the Company's possession, except those pertaining to the office of Treasurer or Comptroller.

      The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board, the President or the Bylaws, and shall in general, subject to control of the Board, the Chairman of the Board and the President, perform all the duties usually incident to the office of secretary of a corporation.

      (e) Assistant Secretaries. Each Assistant Secretary shall assist the Secretary, and in the absence or disability of the Secretary any Assistant Secretary may perform the duties of the Secretary unless and until the contrary is expressed by the Board, and shall perform such other duties as shall be prescribed by the Board or the Secretary.

      (f) Treasurer. The Treasurer shall have custody of and be responsible for all the monies and funds of the Company. The Treasurer shall deposit or cause to be deposited all Company monies, funds and other valuables in the name and to the credit of the Company in such bank or banks as shall be proper or as shall be directed by the Board, the Chairman of the Board or the President, and shall disburse the funds of the Company which have been duly approved for disbursement. The Treasurer shall enter regularly in the books of the Company to be kept for the purpose full and accurate accounts of all monies received and paid out on account of the Company.

      The Treasurer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board, the President or the Bylaws, and shall in general, subject to control of the Board, the Chairman of the Board and the President, perform all the duties usually incident to the office of treasurer of a corporation.

      (g) Assistant Treasurers. Each Assistant Treasurer shall assist the Treasurer and, in the absence or disability of the Treasurer, any Assistant Treasurer may perform the duties of Treasurer unless and until the contrary is expressed by the Board, and shall perform such other duties as may be prescribed by the Board or the Treasurer.

      (h) Comptroller. The Comptroller shall be the principal officer in charge of the general accounting books, accounting records and forms of the Company and shall see that all monies and obligations due the Company and all properties and assets are properly accounted for. The Comptroller shall prepare the Company's balance sheets, income accounts and other financial statements and reports, and render to the Chairman of the Board and the President such periodic reports covering the results of operations of the Company as may be required by them.

      The Comptroller shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chairman of the Board, the President or the Bylaws, and shall in general, subject to control of the Board, the Chairman of the Board and the President, perform all the duties usually incident to the office of comptroller of a corporation.

      (i) Assistant Comptrollers. Each Assistant Comptroller shall assist the Comptroller and, in the absence or disability of the Comptroller, any Assistant Comptroller may perform the duties of the Comptroller unless and until the contrary is expressed by the Board, and shall also perform such other duties as shall be prescribed by the Board or the Comptroller.

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                                    6

      (j) Chief Executive Officer. The Chief Executive Officer shall be the officer, reporting directly to the Board, responsible for overall management of the Company.

      (k) Chief Compliance Officer. The Chief Compliance Officer shall oversee the Company's compliance with the law. The Chief Compliance Officer shall render such reports to the Board and/or the officers of the Company as may be required by them or any of them.

      (l) Chief Legal Officer. The Chief Legal Officer shall be in charge of the Company's legal affairs. The Chief Legal Officer shall advise the Board and/or the officers of the Company on such legal matters and prepare such reports as may be required by them or any of them.

                               ARTICLE VII
                              MISCELLANEOUS

      Section 1. Execution of Documents. Unless otherwise authorized or prescribed by the Board of Directors, all contracts, leases, deeds, deeds of trust, mortgages, bonds, indentures, endorsements, assignments, powers of attorney to transfer stock or for other purposes, and other documents and instruments of whatsoever kind shall be executed for and on behalf of the Company by the Chairman of the Board, the President, a Vice President, the Chief Financial Officer, the Treasurer, or the Comptroller, or by any such officer and the Secretary or an Assistant Secretary, who shall have authority to affix the corporate seal to the same.

      The Board also may authorize any other officer or officers, or agents, to execute any contract, document or instrument of whatever kind for and on behalf of the Company and such authority may be general or be confined to specific instances.

      Section 2. Undertakings and Commitments. No undertaking, commitment, contract, instrument or document shall be binding upon the Company unless previously authorized or subsequently ratified by the Board or executed by an officer or officers or an agent or agents of the Company acting under powers conferred by the Board or by these Bylaws.

      Section 3. Checks, Drafts, etc. All checks, notes and other obligations for collection, deposit or transfer, and all checks and drafts for disbursement from Company funds, and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be endorsed or signed by such officer or officers, agent or agents, and shall be thereunto authorized from time to time by the Board of Directors.

      Section 4. Representation of Shares of Other Corporations. Shares standing in the name of the Company may be voted or represented and all rights incident thereto may be exercised on behalf of the Company by the Chairman of the Board, the President, a Vice President, the Secretary, the Treasurer or the Comptroller, or by such other officers as to whom the Board of Directors may from time to time confer like powers.

                              ARTICLE VIII
                            REPEAL OF BYLAWS

      Section 1. All existing Bylaws of the Company and all amendments thereto are hereby repealed.

                               ARTICLE IX
                               AMENDMENTS

      Section 1. Power of Shareholders. New Bylaws may be adopted or these Bylaws may be amended or repealed by the vote or written assent of shareholders entitled to exercise a majority of the voting power of the Company.

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                                    7
      Section 2. Power of Directors. Subject to the right of shareholders as provided in Section 1 of this ARTICLE IX to adopt, amend or repeal Bylaws, Bylaws may be adopted, amended or repealed by the Board of Directors as provided or permitted by law.

                                ARTICLE X
                                EMERGENCY

      Section 1. "Emergency" as used in this Article means disorder, disturbance or damage caused by war, enemy attack, other warlike acts or disaster which prevents conduct and management of the affairs and business of the Company by the Board of Directors and officers in the manner provided for in other Articles of these Bylaws. The powers and duties conferred and imposed by this Article, and any resolutions adopted pursuant thereto, shall be effective only during an emergency. This Article may be implemented from time to time by resolutions adopted by the Board of Directors before or during an emergency, or during an emergency by the Executive Committee or an Emergency Managing Committee constituted and then acting pursuant hereto. An emergency, once commenced, shall be deemed to continue until terminated by resolutions adopted for that purpose by the directors.

      Section 2. If, during an emergency, a majority of the Board of Directors cannot be found or is unable to act, one-third of the exact number of the Board of Directors shall constitute a quorum thereof.

      If, during an emergency, it can be determined that vacancies on the Board of Directors exist and they are duly filled by the remaining directors or the sole remaining director pursuant to the provisions of
 Section 8 of ARTICLE IV of these Bylaws, then the following provisions of this Article shall not apply. If, however, vacancies are not so filled so as to obtain a quorum of the Board of Directors, then during an emergency the provisions of this Article and any implementing resolutions shall supersede any conflicting Article of these Bylaws or resolutions adopted pursuant thereto.

      Section 3. During any emergency, the officers and employees of the Company shall continue, so far as possible, to conduct the Company's affairs and business under the guidance of the Board of Directors, or the Executive Committee or any Emergency Managing Committee acting pursuant to this Article and in accordance with known orders of governmental authorities.

      Section 4. If, during any emergency, a quorum of either the Board of Directors or Executive Committee cannot be found or is unable to act, any two or more available members of the Executive Committee who are also directors and the Chief Executive Officer shall constitute a quorum of the Executive Committee and as such shall have and exercise the fullest power for conduct and management of the affairs and business of the Company, provided that the Executive Committee as so constituted shall comply to the extent practicable under the circumstances with the provisions of ARTICLE III of these Bylaws relating to annual and special meetings of shareholders. If two or more members of the Executive Committee who are also directors and the Chief Executive Officer are not able to serve, any three available directors shall be and constitute the Executive Committee, with two thereof constituting a quorum, for exercise of the powers conferred and performance of the duties imposed by this
 Section 4.

      Section 5. If, during any emergency, neither a quorum of the Board of Directors nor of the Executive Committee as provided for in Section 4 of this Article is available to serve, then the powers conferred and duties imposed by Section 4 shall vest and devolve upon an Emergency Managing Committee consisting of available directors, the Chief Executive Officer, if available, and as many Vice Presidents (or, in case of their inability, any other officers), as may be necessary from time to time to constitute a total of three Committee members. The Chief Executive Officer, if available, and any other one member of the Emergency Managing Committee shall constitute a quorum of the Committee for exercise of the powers conferred and performance of the duties imposed upon the Committee hereunder, but if the Chief Executive Officer is not available any two members of the Emergency Managing Committee shall constitute a quorum.